9205 West Russell Road, Suite 400
Las Vegas, NV 89148
www.axosfinancial.com

September 23, 2021

Mr. Derrick K. Walsh

This letter is to confirm the terms of your employment at Axos Financial, Inc. (the “Company”) as EVP and Chief Financial Officer.

Your compensation plan includes the following components:

1.Base compensation: $300,000 per year, reviewed annually.

2.Initial one-time grant of 10,000 RSUs

3.Eligibility for a discretionary semi-annual incentive compensation plan, based upon your performance, payable in cash and/or share grants that may vest over time.

Your annual discretionary target bonus percentage is expected to be up to 250% for truly outstanding performance (payable in cash and/or share grants that may vest over time).

The Company has 26 pay periods per year with paychecks issued every other Thursday.

This is an exempt position. The purpose of this letter is only to confirm your compensation and is not an employment contract. The Company is an at-will employer, and neither you nor the Company is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time, subject to the terms of any other arrangements.

I believe you will continue to make important contributions to fulfilling the Company’s vision and look forward to working with you.

Sincerely,

/s/ Greg Garrabrants

Greg Garrabrants
President and CEO

Agreed/Accepted by:

______Derrick K. Walsh_______________
    Print Name

______/s/ Derrick K. Walsh____________                    September 23, 2021
    Signature                                Date